Exhibit 10.19

AV HOMES, INC.

2015 Incentive Compensation Plan

Non-Qualified Stock Option Agreement

AV Homes, Inc. (the “Company”), pursuant to its 2015 Incentive Compensation Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below.  The terms and conditions of the Option Award are set forth in this Option Agreement (the “Agreement”), consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant:	[_______________________]
No. of Shares Covered:	[_______]	Grant Date: [_______]
Exercise Price Per Share:	$[_______]	Expiration Date: [_______]
Vesting and Exercise Schedule:

Dates	Portion of Shares as to Which Option Becomes Vested and Exercisable

[_______]	[_______]

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

PARTICIPANT:	AV HOMES, INC.

By:
[Name]

AV Homes, Inc.

2015 Incentive Compensation Plan

Non-Qualified Stock Option Agreement

Option Terms and Conditions

1.            Non-Qualified Stock Option.  This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.

2.            Vesting and Exercisability of Option.

(a)          Scheduled Vesting. Subject to Section 2(b) and 2(c) below, this Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end prior to such date.  The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b)          Certain Terminations of Service.  Notwithstanding Section 2(a), if prior to the Expiration Date specified on the cover page of this Agreement, your Service terminates, this Option will terminate on the applicable date as described below; provided, however, that none of the events described below shall extend the period of exercisability beyond the Expiration Date:

(i)            If your Service is terminated by reason of your death or Disability while in the Service of the Company, any unvested portion of this Option shall immediately become exercisable, and shall remain exercisable until the first anniversary of your death or termination of Service due to Disability, and, in the case of death, shall be exercisable by the executor or administrator of the your estate or the person or persons to whom your rights under this Option will pass by will or the laws of descent or distribution;

(ii)           If your Service is terminated by the Company for Cause, to the extent not theretofore exercised, this Option shall immediately become null and void; and

(iii)          If your Service is terminated for any reason other than death, Disability or Cause, this Option shall remain exercisable for three months following such termination, but only to the extent that it was vested and exercisable immediately prior to termination of Service.

(c)           Accelerated Vesting Upon Change in Control. Notwithstanding Section 2(a), in the event of a Change in Control, then, without any action by the Committee, this Option, to the extent not already exercised in full or otherwise expired, shall become exercisable in full; provided that the Committee, in its sole discretion, may cancel this Option in exchange for a cash payment equal to the amount, if any, by which the Fair Market Value per Share immediately prior to the Change in Control exceeds the exercise price per share.

(d)           Definition of Cause.  “Cause” shall mean: (i) an act of dishonesty in connection with your responsibilities as an employee; (ii) your arrest for, commission of, or plea of nolo contendere to, a felony, a crime of moral turpitude, or any criminal offense the Company’s board of directors (the “Board”) in good faith determines is damaging to the reputation or operation of the Company; (iii) your insubordination or willful refusal to follow reasonable directives of the CEO or the Board; (iv) your breach or threatened breach of any fiduciary duty or duty of loyalty to the Company; (v) your gross negligence or willful misconduct in the performance of your duties as an employee of the Company; (vi) your engagement in conduct that the CEO or the Board reasonably determines is injurious, whether directly or indirectly, to the Company or any of its subsidiaries; or (vii) your failure to perform your assigned duties, and, where such failure is curable, if such failure is not cured within thirty (30) days following receipt of written notice thereof from the Company.

3.            Expiration.  This Option will expire and will no longer be exercisable at 5:00 p.m. Mountain Standard Time on the earliest of:

(a)          The Expiration Date; or

(b)          Upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 2 of this Agreement during which this Option may be exercised after your termination of Service.

4.            Service Requirement.  Except as otherwise provided in Section 6(e) of the Plan or Section 2 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any subsidiary, and only if you have continuously provided such Service since the Grant Date of this Option.

5.            Exercise of Option.  Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written or electronic notice of exercise to the Company’s Corporate Secretary or to such other party as may be designated by such officer, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes.  The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option.  If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.

6.            Payment of Exercise Price.  When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)          Cash (including check, bank note or money order);

(b)          By means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or

(c)          By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased; or

(d)          By authorizing the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.           Withholding Taxes.  You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option.  You hereby authorize the Company (or any subsidiary) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan.  If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, you must make such a request upon exercise of this Option.

8.           Delivery of Shares.   As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 17(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent.  The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith.  All Shares so issued shall be fully paid and nonassessable.

9.           Transfer of Option.  During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below.  You may not assign or transfer this Option except (i) for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a domestic relations order, or (iii) with the prior written approval of the Company, by gift to a ”family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act.  The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.         No Stockholder Rights Before Exercise.  Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made.  No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

11.         Governing Plan Document.  This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.  You acknowledge that any Shares delivered pursuant to this Agreement will be subject to the terms of the Company’s Securities Trading Policy or any successor insider trading policy adopted by the Company from time to time.

12.         Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

13.         Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.         Other Agreements.  You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

15.         Restrictive Legends.  The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 14 of this Agreement.  You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

16.         No Right to Continued Employment. This Agreement does not give you a right to continued employment with the Company or any of its subsidiaries, and the Company or any such subsidiary may terminate your employment at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

17.         Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 8601 N. Scottsdale Road, Suite 225, Scottsdale, Arizona 85253, Attention: Corporate Secretary, and all notices or communications by the Company to you may be given to you personally or may be mailed or emailed to you at the applicable address indicated in the Company's records as your most recent mailing or email address.

18.         No Waiver; Amendments. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed as a waiver of such provision or of any other provision of this Agreement. This Agreement can be modified or amended only by a written agreement signed or otherwise authenticated in a manner approved by the Company by both parties hereto.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.